Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER OF FISCAL 2018 RESULTS

Riverside, Calif. – January 29, 2018 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced second quarter results for the fiscal year ending June 30, 2018.
            For the quarter ended December 31, 2017, the Company reported a net loss of $777,000, or $(0.10) per diluted share (on 7.57 million average diluted shares outstanding), a decrease of 152 percent from net income of $1.50 million, or $0.18 per diluted share (on 8.15 million average diluted shares outstanding), in the comparable period a year ago.  The current quarter results were impacted by a one-time, non-cash, net tax charge of $1.84 million, or $(0.24) per diluted share, from the net deferred tax assets revaluation required by the newly enacted Tax Cuts and Jobs Act consistent with the lower corporate tax rates adopted; and a $650,000 litigation reserve which, net of tax benefit, reduced net results by approximately $(0.06) per diluted share. Compared to the same quarter last year, the decrease in results was primarily attributable to a decrease in the gain on sale of loans, a decline in the recovery from the allowance for loan losses, lower net interest income and an increase in the provision for income taxes, partly offset by a decrease in salaries and employee benefits expense.

"Provident, like many other companies, was required to reevaluate the value of its net deferred tax assets as a result of the newly enacted federal tax legislation.  The revaluation required a large, one-time, non-cash charge for the December quarter resulting in a quarterly loss for the Company," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "However, the tax legislation lowers corporate tax rates which will reduce the future tax obligations of the Company thereby improving net income and supporting our ability to return capital to shareholders via dividends and stock buybacks," Mr. Blunden concluded.
Return on average assets for the second quarter of fiscal 2018 decreased to (0.27) percent from 0.50 percent for the same period of fiscal 2017; and return on average stockholders' equity for the second quarter of fiscal 2018 decreased to (2.50) percent from 4.53 percent for the comparable period of fiscal 2017.
On a sequential quarter basis, the net loss for the second quarter of fiscal 2018 reflects a $552,000, or 245 percent, increase from the net loss of $(225,000) in the first quarter of fiscal 2018.  The decrease in the second quarter of fiscal 2018 results compared to the first quarter of fiscal 2018 was primarily attributable to a $2.28 million increase in the provision for income taxes, a $530,000 decrease in the gain on sale of loans, and a $367,000 decrease in net interest income, partly offset by a $2.0 million reduction in other non-interest expense due to lower litigation settlement expense and a $636,000 decrease in salaries and employee benefits expense. Diluted earnings per share for the second quarter of fiscal 2018 were $(0.10) per share, down 233 percent, from the $(0.03) per share during the first quarter of fiscal 2018. Return on average assets decreased to (0.27) percent for the second quarter of fiscal 2018 from (0.08) percent in the first quarter of fiscal 2018; and return on average stockholders' equity for the second quarter of fiscal 2018 was (2.50) percent, compared to (0.70) percent for the first quarter of fiscal 2018.
For the six months ended December 31, 2017, results decreased $4.10 million, or 132 percent, to a net loss of $1.00 million from net income of $3.10 million in the comparable period ended December 31, 2016; and diluted earnings per share for the six months ended December 31, 2017 decreased 134 percent to $(0.13) per share (on 7.63 million average diluted shares outstanding) from $0.38 per share (on 8.15 million average diluted shares outstanding) for the comparable six month period last year.
Net interest income decreased to $8.75 million in the second quarter of fiscal 2018 from $9.09 million for the same quarter of fiscal 2017, attributable to a lower average interest-earning assets balance, and to a lesser extent, a decrease in the net interest margin. The average balance of interest-earning assets decreased by $36.7 million, or three percent, to $1.14 billion in the second quarter of fiscal 2018 from $1.18 billion in the same quarter last year. The net interest margin during the second quarter of fiscal 2018 decreased one basis point to 3.08 percent from 3.09 percent in the same quarter last year, primarily due to a decrease in the average yield of earning assets, partly offset by a decrease in the average cost of costing liabilities. The average yield on interest-earning assets decreased by four basis points to 3.64 percent in the second quarter of fiscal 2018 from 3.68 percent in the same quarter last year and the average cost of liabilities decreased by two basis points to 0.62 percent in the second quarter of fiscal 2018 from 0.64 percent in the same quarter last year.
The average balance of loans receivable, including loans held for sale, decreased by $59.5 million, or six percent, to $990.9 million in the second quarter of fiscal 2018 from $1.05 billion in the same quarter of fiscal 2017, primarily due to a decrease in average loans held for sale attributable to a decrease in mortgage banking activity, which was partly offset by an increase in average loans held for investment.  The average yield on loans receivable increased by eight basis points to 3.93 percent in the second quarter of fiscal 2018 from an average yield of 3.85 percent in the same quarter of fiscal 2017.  The increase in the average loan yield was primarily attributable to an increase in the average yield of loans held for investment and an increase in the average yield of loans held for sale with a lower percentage of loans held for sale to total loans receivable.  The average balance of loans held for investment in the second quarter of fiscal 2018 was $890.2 million with an average yield of 3.93 percent, up from $853.3 million with an average yield of 3.91 percent in the same quarter of fiscal 2017; while the average balance of loans held for sale in the second quarter of fiscal 2018 was $100.7 million with an average yield of 3.91 percent, down from $197.1 million with an average yield of 3.59 percent in the same quarter of fiscal 2017. The outstanding balance of "preferred loans" (multi-family, commercial real estate, construction and commercial business loans) decreased by $10.4 million, or two percent, to $574.7 million at December 31, 2017 from $585.1 million at June 30, 2017, net of undisbursed loan funds of $7.4 million and $9.0 million, respectively. The percentage of preferred loans to total loans held for investment at December 31, 2017 increased to 65 percent from 64 percent at June 30, 2017. Loan principal payments received in the second quarter of fiscal 2018 were $57.4 million, compared to $54.7 million in the same quarter of fiscal 2017.
The average balance of investment securities increased by $43.0 million, or 94 percent, to $88.6 million in the second quarter of fiscal 2018 from $45.6 million in the same quarter of fiscal 2017.  The increase was attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 32 basis points to 1.44 percent in the second quarter of fiscal 2018 from 1.12 percent for the same quarter of fiscal 2017.  The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.
In the second quarter of fiscal 2018, the Federal Home Loan Bank ("FHLB") – San Francisco distributed $143,000 of quarterly cash dividends to the Bank, a $315,000 or 69 percent decrease from the cash dividends received by the Bank in the same quarter last year.  The cash dividends distributed in the second quarter of last year included a special cash dividend, not replicated in the second quarter of fiscal 2018.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $20.3 million, or 29 percent, to $50.7 million in the second quarter of fiscal 2018 from $71.0 million in the same quarter of fiscal 2017. The decrease in interest-earning deposits was primarily due to funding the increase in loans held for investment and purchases of investment securities. The average yield earned on interest-earning deposits in the second quarter of fiscal 2018 was 1.30 percent, up 74 basis points from 0.56 percent in the same quarter of fiscal 2017 as a result of the impact of the increases in the federal funds rate over the last year.
Average deposits decreased $23.1 million, or two percent, to $916.2 million in the second quarter of fiscal 2018 from $939.3 million in the same quarter of fiscal 2017. The average cost of deposits decreased by three basis points to 0.38 percent in the second quarter of fiscal 2018 from 0.41 percent in the same quarter last year, primarily due to a lower percentage of time deposits to the total deposit balance. Transaction account balances or "core deposits" increased $2.1 million to $660.7 million at December 31, 2017 from $658.6 million at June 30, 2017, while time deposits decreased $20.7 million, or eight percent, to $247.1 million at December 31, 2017 from $267.9 million at June 30, 2017, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $8.0 million, or seven percent, to $111.5 million while the average cost of advances increased 15 basis points to 2.59 percent in the second quarter of fiscal 2018, compared to an average balance of $119.5 million with an average cost of 2.44 percent in the same quarter of fiscal 2017. The increase in the average cost of advances was primarily due to the maturity of short-term advances in the second quarter of fiscal 2017 with a cost well below the weighted average cost of existing advances.
During the second quarter of fiscal 2018, the Company recorded a recovery from the allowance for loan losses of $11,000, compared to the recovery from the allowance for loan losses of $350,000 recorded during the same period of fiscal 2017 and the provision for loan losses of $169,000 recorded in the first quarter of fiscal 2018 (sequential quarter). The recovery from the allowance for loan losses was primarily attributable to the decrease in loans held for investment during the second quarter of fiscal 2018.

Non-performing assets, with underlying collateral located in California, decreased $1.0 million, or 10 percent, to $8.6 million, or 0.74 percent of total assets, at December 31, 2017, compared to $9.6 million, or 0.80 percent of total assets, at June 30, 2017.  Non-performing loans at December 31, 2017 were unchanged from June 30, 2017 at $8.0 million and were primarily comprised of 29 single-family loans ($7.9 million) and one commercial business loan ($61,000).  At December 31, 2017, there was $621,000 of real estate owned outstanding comprised of one single-family property which was acquired during the second quarter, while two single-family real estate owned properties, totaling $1.6 million at June 30, 2017, were sold during the first quarter of fiscal 2018.
Net loan recoveries for the quarter ended December 31, 2017 were $23,000 or (0.01) percent (annualized) of average loans receivable, compared to net loan recoveries of $16,000 or (0.01) percent (annualized) of average loans receivable for the quarter ended December 31, 2016 and net loan charge-offs of $145,000 or 0.06 percent (annualized) of average loans receivable for the quarter ended September 30, 2017 (sequential quarter).
Classified assets at December 31, 2017 were $13.8 million, comprised of $3.6 million of loans in the special mention category, $9.6 million of loans in the substandard category and $621,000 in real estate owned. Classified assets at June 30, 2017 were $13.3 million, comprised of $3.7 million of loans in the special mention category, $8.0 million of loans in the substandard category and $1.6 million in real estate owned. For the quarter ended December 31, 2017, no loans were restructured from their original terms or newly classified as a restructured loan.

The allowance for loan losses was $8.1 million at December 31, 2017, or 0.90 percent of gross loans held for investment, compared to $8.0 million at June 30, 2017, or 0.88 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2017.
Non-interest income decreased by $2.09 million, or 27 percent, to $5.74 million in the second quarter of fiscal 2018 from $7.83 million in the same period of fiscal 2017, primarily as a result of a decrease in the gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $611,000, or 10 percent, primarily as a result of a decrease in the gain on sale of loans.
The gain on sale of loans decreased $2.16 million, or 33 percent, to $4.32 million for the quarter ended December 31, 2017 from $6.48 million in the comparable quarter last year, and decreased $530,000 or 11 percent from the quarter ended September 30, 2017 (sequential quarter), reflecting the impact of a lower loan sale volume, partly offset by a higher average loan sale margin. Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $287.8 million in the quarter ended December 31, 2017, down $175.4 million or 38 percent, from $463.2 million in the comparable quarter last year and decreased $104.4 million or 27 percent from the quarter ended September 30, 2017 (sequential quarter). The average loan sale margin from mortgage banking was 149 basis points for the quarter ended December 31, 2017, up 10 basis points from 139 basis points in the same quarter last year and up 25 basis points from 124 basis points in the first quarter of fiscal 2018 (sequential quarter).

The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $1.30 million in the second quarter of fiscal 2018, compared to an unfavorable fair-value adjustment that amounted to a net loss of $6.40 million in the same period last year and an unfavorable fair-value adjustment that amounted to a net loss of $94,000 in the first quarter of fiscal 2018 (sequential quarter).
In the second quarter of fiscal 2018, $331.9 million of loans were originated and purchased for sale, 39 percent lower than the $541.9 million for the same period last year, and 15 percent lower than the $392.3 million during the first quarter of fiscal 2018 (sequential quarter). The loan origination volume has decreased from the previous year because increased mortgage interest rates have reduced refinance activity. Total loans sold during the quarter ended December 31, 2017 were $361.4 million, 43 percent lower than the $638.5 million sold during the same quarter last year, and five percent lower than the $381.1 million sold during the first quarter of fiscal 2018 (sequential quarter). Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $366.8 million in the second quarter of fiscal 2018, a decrease of 39 percent from $605.3 million in the same quarter of fiscal 2017, and 16 percent lower than the $437.2 million in the first quarter of fiscal 2018 (sequential quarter).
Non-interest expenses decreased $1.46 million to $13.21 million in the second quarter of fiscal 2018 from $14.67 million in the same quarter last year. The decrease was primarily due to a $1.72 million decrease in salaries and employee benefits expense.

The decrease in salaries and employee benefits expense was primarily related to lower variable compensation resulting from lower mortgage banking loan originations and staff reductions in mortgage banking. On a sequential quarter basis, non-interest expenses decreased $2.52 million, or 16 percent, primarily as a result of a decrease in salaries and employee benefits expense and other non-interest expenses due to lower litigation settlement expense.
The Company's efficiency ratio in the second quarter of fiscal 2018 was 91 percent, up from 87 percent in the same quarter last year and an improvement from 102 percent in the first quarter of fiscal 2018 (sequential quarter).
The Company's income tax provision was $2.07 million for the second quarter of fiscal 2018, up 89 percent from the $1.10 million provision for income taxes in the same quarter last year. The increase was primarily attributable to the net deferred tax asset revaluation, partly offset by lower income before taxes and the reduction of the federal tax rate. The Company believes that the tax provision recorded in the second quarter of fiscal 2018 reflects its current income tax obligations.
The Tax Cuts and Jobs Act enacted on December 22, 2017 provides a reduced federal tax rate for the Company, a reduction from 35% to 21% as of January 1, 2018. However, the Company's fiscal year runs through June 30th of each year. As a result, the Company will be required to use a blended statutory tax rate for the fiscal year ending on June 30, 2018 and will not realize the full impact of the reduced federal tax rate until fiscal 2019 which begins on July 1, 2018. The estimated combined federal and state statutory tax rates, before discrete items, for the remainder of fiscal 2018 and for fiscal 2019 are as follows:

Statutory Tax Rates	Q3FY2018	Q4FY2018	FY2019
Federal Tax Rate	28.06%	28.06%	21.00%
State Tax Rate	10.84%	10.84%	10.84%
Combined Statutory Tax Rate	35.86%	35.86%	29.56%

The Company's effective tax rate may differ from the estimated statutory tax rates described above due to discrete items such as further adjustments to net deferred tax assets, excess tax benefits derived from stock option exercises and non-taxable earnings from bank owned life insurance, among other items.
The Company repurchased 140,526 shares of its common stock during the quarter ended December 31, 2017 at an average cost of $19.23 per share.  As of December 31, 2017, a total of 266,526 shares or 69 percent of the shares authorized in the June 2017 stock repurchase plan have been purchased, leaving 118,674 shares available for future purchases.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and nine retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Tuesday, January 30, 2018 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1085 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, February 6, 2018 by dialing 1-800-475-6701 and referencing access code number 443110.
For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and Chief Executive Officer	President, Chief Operating Officer, and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	December 31, 2017	September 30,	June 30, 2017
		2017
Assets
Cash and cash equivalents	$47,173	$49,217	$72,826
Investment securities – held to maturity, at cost	87,626	64,751	60,441
Investment securities - available for sale, at fair value	8,405	8,940	9,318
Loans held for investment, net of allowance for loan losses of $8,075; $8,063 and $8,039, respectively; includes $5,157, $6,924 and $6,445 at fair value, respectively	885,976	908,060	904,919
Loans held for sale, at fair value	96,589	127,234	116,548
Accrued interest receivable	3,147	2,989	2,915
Real estate owned, net	621	-	1,615
FHLB – San Francisco stock	8,108	8,108	8,108
Premises and equipment, net	7,816	7,333	6,641
Prepaid expenses and other assets	16,670	17,154	17,302

Total assets	$1,162,131	$1,193,786	$1,200,633

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$77,144	$82,415	$77,917
Interest-bearing deposits	830,644	844,601	848,604
Total deposits	907,788	927,016	926,521

Borrowings	111,189	121,206	126,226
Accounts payable, accrued interest and other liabilities	22,454	20,643	19,656
Total liabilities	1,041,431	1,068,865	1,072,403

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,976,615; 17,970,865 and 17,949,365 shares issued, respectively; 7,474,776; 7,609,552 and 7,714,052 shares outstanding, respectively)

	180	180	180
Additional paid-in capital	94,011	93,669	93,209
Retained earnings	189,610	191,451	192,754
Treasury stock at cost (10,501,839; 10,361,313 and 10,235,313 shares, respectively)
	(163,311)	(160,609)	(158,142)
Accumulated other comprehensive income, net of tax	210	230	229

Total stockholders' equity	120,700	124,921	128,230

Total liabilities and stockholders' equity	$1,162,131	$1,193,786	$1,200,633

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2017	2016	2017	2016
Interest income:
Loans receivable, net	$9,735	$10,116	$19,892	$20,596
Investment securities	319	128	576	212
FHLB – San Francisco stock	143	458	284	643
Interest-earning deposits	168	101	358	156
Total interest income	10,365	10,803	21,110	21,607

Interest expense:
Checking and money market deposits	112	105	215	203
Savings deposits	149	146	298	290
Time deposits	625	731	1,264	1,503
Borrowings	728	736	1,464	1,438
Total interest expense	1,614	1,718	3,241	3,434

Net interest income	8,751	9,085	17,869	18,173
(Recovery) provision for loan losses	(11)	(350)	158	(500)
Net interest income, after (recovery) provision for loan losses	8,762	9,435	17,711	18,673

Non-interest income:
Loan servicing and other fees	317	310	680	577
Gain on sale of loans, net	4,317	6,478	9,164	14,474
Deposit account fees	536	552	1,094	1,102
Loss on sale and operations of real estate owned acquired in the settlement of loans	(22)	(63)	(62)	(166)
Card and processing fees	373	361	754	725
Other	220	194	463	372
Total non-interest income	5,741	7,832	12,093	17,084

Non-interest expense:
Salaries and employee benefits	8,633	10,349	17,902	21,663
Premises and occupancy	1,260	1,235	2,574	2,524
Equipment	375	340	737	702
Professional expenses	521	630	1,041	1,135
Sales and marketing expenses	301	253	504	549
Deposit insurance premiums and regulatory assessments	218	177	402	425
Other	1,905	1,684	5,787	3,302
Total non-interest expense	13,213	14,668	28,947	30,300

Income before taxes	1,290	2,599	857	5,457
Provision for income taxes	2,067	1,095	1,859	2,359
Net (loss) income	$(777)	$1,504	$(1,002)	$3,098

Basic (loss) earnings per share	$(0.10)	$0.19	$(0.13)	$0.39
Diluted (loss) earnings per share	$(0.10)	$0.18	$(0.13)	$0.38
Cash dividends per share	$0.14	$0.13	$0.28	$0.26

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	December 31,	September 30,
	2017	2017
Interest income:
Loans receivable, net	$9,735	$10,157
Investment securities	319	257
FHLB – San Francisco stock	143	141
Interest-earning deposits	168	190
Total interest income	10,365	10,745

Interest expense:
Checking and money market deposits	112	103
Savings deposits	149	149
Time deposits	625	639
Borrowings	728	736
Total interest expense	1,614	1,627

Net interest income	8,751	9,118
(Recovery) provision for loan losses	(11)	169
Net interest income, after (recovery) provision for loan losses	8,762	8,949

Non-interest income:
Loan servicing and other fees	317	363
Gain on sale of loans, net	4,317	4,847
Deposit account fees	536	558
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(22)	(40)
Card and processing fees	373	381
Other	220	243
Total non-interest income	5,741	6,352

Non-interest expense:
Salaries and employee benefits	8,633	9,269
Premises and occupancy	1,260	1,314
Equipment	375	362
Professional expenses	521	520
Sales and marketing expenses	301	203
Deposit insurance premiums and regulatory assessments	218	184
Other	1,905	3,882
Total non-interest expense	13,213	15,734

Income (loss) before taxes	1,290	(433)
Provision (benefit) for income taxes	2,067	(208)
Net loss	$(777)	$(225)

Basic loss per share	$(0.10)	$(0.03)
Diluted loss per share	$(0.10)	$(0.03)
Cash dividends per share	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
SELECTED FINANCIAL RATIOS:
Return on average assets	(0.27)%	0.50%	(0.17)%	0.51%
Return on average stockholders' equity	(2.50)%	4.53%	(1.59)%	4.66%
Stockholders' equity to total assets	10.39%	11.12%	10.39%	11.12%
Net interest spread	3.02%	3.04%	3.07%	3.03%
Net interest margin	3.08%	3.09%	3.12%	3.09%
Efficiency ratio	91.17%	86.71%	96.61%	85.94%
Average interest-earning assets to average
interest-bearing liabilities	110.76%	110.98%	110.85%	111.12%

SELECTED FINANCIAL DATA:
Basic (loss) earnings per share	$(0.10)	$0.19	$(0.13)	$0.39
Diluted (loss) earnings per share	$(0.10)	$0.18	$(0.13)	$0.38
Book value per share	$16.15	$16.75	$16.15	$16.75
Shares used for basic EPS computation	7,565,950	7,954,381	7,630,054	7,951,400
Shares used for diluted EPS computation	7,565,950	8,145,362	7,630,054	8,149,657
Total shares issued and outstanding	7,474,776	7,915,116	7,474,776	7,915,116

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$183,787	$264,857	$397,088	$583,827
Wholesale originations and purchases	148,077	277,054	327,068	605,426
Total loans originated and purchased for sale	$331,864	$541,911	$724,156	$1,189,253

LOANS SOLD:
Servicing released	$351,720	$624,979	$725,183	$1,183,992
Servicing retained	9,660	13,520	17,248	22,821
Total loans sold	$361,380	$638,499	$742,431	$1,206,813

	As of	As of	As of	As of	As of
	12/31/17	09/30/17	06/30/17	03/31/17	12/31/16
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$283	$305	$305	$403	$412
Allowance for loan losses	$8,075	$8,063	$8,039	$8,275	$8,391
Non-performing loans to loans held for investment, net	0.90%	0.88%	0.88%	1.01%	1.16%
Non-performing assets to total assets	0.74%	0.67%	0.80%	0.97%	1.09%
Allowance for loan losses to gross loans held
for investment	0.90%	0.88%	0.88%	0.93%	0.96%
Net (recoveries) charge-offs to average loans receivable (annualized)	(0.01)%	0.06%	(0.06)%	(0.02)%	(0.01)%
Non-performing loans	$7,985	$7,991	$7,995	$8,852	$10,065
Loans 30 to 89 days delinquent	$1,537	$1,512	$1,035	$978	$1,298

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/17	09/30/17	06/30/17	03/31/17	12/31/16
Recourse recovery for loans sold	$(22)	$-	$(98)	$(9)	$(30)
(Recovery) provision for loan losses	$(11)	$169	$(377)	$(165)	$(350)
Net loan (recoveries) charge-offs	$(23)	$145	$(141)	$(49)	$(16)

	As of	As of	As of	As of	As of
	12/31/17	09/30/17	06/30/17	03/31/17	12/31/16
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.59%	9.54%	9.90%	9.79%	9.50%
Common equity tier 1 capital ratio	16.44%	15.79%	16.14%	16.10%	15.43%
Tier 1 risk-based capital ratio	16.44%	15.79%	16.14%	16.10%	15.43%
Total risk-based capital ratio	17.65%	16.95%	17.28%	17.28%	16.58%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.28%	10.55%	10.77%	11.07%	10.94%
Common equity tier 1 capital ratio	17.62%	17.46%	17.57%	18.20%	17.78%
Tier 1 risk-based capital ratio	17.62%	17.46%	17.57%	18.20%	17.78%
Total risk-based capital ratio	18.83%	18.62%	18.71%	19.38%	18.93%

	As of December 31,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$600	1.42%	$800	0.75%
U.S. government sponsored enterprise MBS	87,026	2.00	32,569	1.82
Total investment securities held to maturity	$87,626	2.00%	$33,369	1.80%

Available for sale (at fair value):
U.S. government agency MBS	$4,859	2.52%	$5,915	2.06%
U.S. government sponsored enterprise MBS	3,127	3.27	3,825	2.80
Private issue collateralized mortgage obligations	419	3.00	538	2.77
Total investment securities available for sale	$8,405	2.82%	$10,278	2.37%

Total investment securities	$96,031	2.07%	$43,647	1.93%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of December 31,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$313,837	4.11%	$316,595	3.83%
Multi-family (5 or more units)	463,786	4.10	448,465	4.05
Commercial real estate	103,366	4.64	98,044	4.69
Construction	14,430	6.42	16,872	5.49
Other	-	-	265	5.63
Commercial business	478	6.10	610	5.99
Consumer	144	13.82	184	11.54
Total loans held for investment	896,041	4.20%	881,035	4.08%

Undisbursed loan funds	(7,358)		(9,953)
Advance payments of escrow	46		99
Deferred loan costs, net	5,322		5,195
Allowance for loan losses	(8,075)		(8,391)
Total loans held for investment, net	$885,976		$867,985

Purchased loans serviced by others included above	$21,129	3.32%	$23,532	3.37%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of December 31,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$77,144	-%	$73,830	-%
Checking accounts – interest-bearing	256,363	0.11	247,971	0.11
Savings accounts	292,420	0.20	284,204	0.20
Money market accounts	34,724	0.27	33,202	0.27
Time deposits	247,137	1.00	289,466	1.00
Total deposits	$907,788	0.38%	$928,673	0.41%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	10,000	3.01	-	-
Over three to six months	-	-	-	-
Over six months to one year	-	-	24	6.49
Over one year to two years	10,000	1.53	10,000	3.01
Over two years to three years	10,000	3.92	10,000	1.53
Over three years to four years	21,189	2.82	10,000	3.92
Over four years to five years	10,000	2.20	21,239	2.83
Over five years	50,000	2.36	60,000	2.34
Total borrowings	$111,189	2.56%	$111,263	2.56%

(1)The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	December 31, 2017		December 31, 2016
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$990,906	3.93%	$1,050,410	3.85%
Investment securities	88,588	1.44%	45,599	1.12%
FHLB – San Francisco stock	8,108	7.05%	8,094	22.63%
Interest-earning deposits	50,725	1.30%	70,972	0.56%
Total interest-earning assets	$1,138,327	3.64%	$1,175,075	3.68%
Total assets	$1,171,825		$1,208,713

Deposits	$916,210	0.38%	$939,275	0.41%
Borrowings	111,521	2.59%	119,530	2.44%
Total interest-bearing liabilities	$1,027,731	0.62%	$1,058,805	0.64%
Total stockholders' equity	$124,162		$132,901

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Six Months Ended		Six Months Ended
	December 31, 2017		December 31, 2016
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)/	$999,242	3.98%	$1,064,246	3.87%
Investment securities	82,029	1.40%	47,598	0.89%
FHLB – San Francisco stock	8,108	7.01%	8,094	15.88%
Interest-earning deposits	55,085	1.27%	57,140	0.53%
Total interest-earning assets	$1,144,464	3.69%	$1,177,078	3.67%
Total assets	$1,176,978		$1,209,681

Deposits	$919,628	0.38%	$936,054	0.42%
Borrowings	112,834	2.57%	123,235	2.31%
Total interest-bearing liabilities	$1,032,462	0.62%	$1,059,289	0.64%
Total stockholders' equity	$126,108		$133,038

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	12/31/17	09/30/17	06/30/17	03/31/17	12/31/16
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$4,508	$4,534	$4,668	$4,704	$5,716
Multi-family	-	-	-	372	568
Commercial real estate	-	-	201	201	-
Total	4,508	4,534	4,869	5,277	6,284

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,416	3,393	3,061	3,507	3,711
Commercial business loans	61	64	65	68	70
Total	3,477	3,457	3,126	3,575	3,781

Total non-performing loans	7,985	7,991	7,995	8,852	10,065

Real estate owned, net	621	-	1,615	2,768	2,949
Total non-performing assets	$8,606	$7,991	$9,610	$11,620	$13,014

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.